        As filed with the Securities and Exchange Commission on October 15, 1997
                                                    REGISTRATION NO. 333-_______
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                     ------------------------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                     ------------------------------------
                              KOGER EQUITY, INC.
            (Exact name of registrant as specified in its charter)


               FLORIDA                                      59-2898045
    (State or other jurisdiction                         (I.R.S. Employer
  of incorporation or organization)                  Identification Number)
                           3986 BOULEVARD CENTER DRIVE
                           JACKSONVILLE, FLORIDA 32207
                                 (904) 398-3403
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                      ------------------------------------

      VICTOR A. HUGHES, JR.                            W. LAWRENCE JENKINS
CHAIRMAN OF THE BOARD OF DIRECTORS, PRESIDENT,    VICE PRESIDENT AND SECRETARY
CHIEF EXECUTIVE AND FINANCIAL OFFICER              3986 BOULEVARD CENTER DRIVE
   3986 BOULEVARD CENTER DRIVE                     JACKSONVILLE, FLORIDA 32207
   JACKSONVILLE, FLORIDA 32207                           (904) 398-3403
         (904) 398-3403

         (Name and address, including zip code, and telephone number, including area code, of agent for service)
                      ------------------------------------


                                   Copies to:

    HAROLD F. MCCART, JR., ESQ.            DOUGLASS N. ELLIS, JR., ESQ.             GERALD S. TANENBAUM, ESQ.
          BOLING & MCCART                          ROPES & GRAY                     CAHILL GORDON & REINDEL
   (A PROFESSIONAL ASSOCIATION)               One International Place                    80 Pine Street
 76 South Laura Street, Suite 700        Boston, Massachusetts 02110-2624           New York, New York 10005
    Jacksonville, Florida 32202                   (617) 951-7374                         (212) 701-3000
          (904) 354-6543               ------------------------------------



         Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act of 1933, please check the following box. [ ]
                      ------------------------------------

                         CALCULATION OF REGISTRATION FEE

==============================================================================================================================
               Title of Each                     Amount              Proposed                Proposed             Amount of
            Class of Securities                   to be          Maximum Offering        Maximum Aggregate      Registration
            to be Registered(1)             Registered(2)(3)    Price Per Share(4)   Offering Price(2)(4)            Fee
------------------------------------------------------------------------------------------------------------------------------
Preferred Stock, par value $.01 per share
------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share
------------------------------------------------------------------------------------------------------------------------------
Total                                         $200,000,000             100%                $200,000,000        $60,607(5)
==============================================================================================================================

(1) This Registration Statement also covers contracts which may be issued by the Registrant under which the counterparty may be required to purchase Preferred Stock or Common Stock. Such contracts would be issued with the Preferred Stock and/or Common Stock covered hereby. In addition, the Securities registered hereunder may be sold separately, together or as units with other Securities registered hereunder.
(2) In U.S. Dollars or the equivalent thereof denominated in one or more foreign currencies or units of two or more foreign currencies or composite currencies (such as European Currency Units).
(3) Does not include $100,000,000 of Common Stock and/or Preferred Stock registered on Form S-3 File No. 33-55179, which became effective October 7, 1994, and as to which a fee of $34,483 was previously paid. Pursuant to Rule 429 of the Securities Act of 1933, such shares of Common Stock and/or Preferred Stock are being carried forward and included in the Prospectus, which is Part I of this Registration Statement.
(4) Such indeterminate number of shares of Common Stock as may from time to time be issued at indeterminate prices or issuable upon conversion of shares of Preferred Stock registered hereunder.
(5)  Calculated pursuant to Rule 457(o) under the Securities Act of 1933.
                      ------------------------------------

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
============================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF SUCH STATE.

PROSPECTUS
SUBJECT TO COMPLETION
Dated October __, 1997


                                  $300,000,000
                        PREFERRED STOCK AND COMMON STOCK

                               KOGER EQUITY, INC.

                      ------------------------------------


         Koger Equity, Inc. (the "Company") may offer from time to time, in one or more classes or series, (a) shares of its Preferred Stock, par value $.01 per share (the "Preferred Stock"), and (b) shares of its Common Stock, par value $.01 per share (the "Common Stock"), with an aggregate public offering price of up to $300,000,000 on terms to be determined at the time or times of offering. The Preferred Stock and the Common Stock (collectively, the "Securities") may be offered, separately or together, in separate classes or series in amounts, at prices and on terms to be set forth in a supplement to this Prospectus (a "Prospectus Supplement").

         The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (a) in the case of Preferred Stock, the number of shares, the specific title, any dividend, liquidation, redemption, conversion or exchange, voting and other rights, and any initial public offering price, and (b) in the case of Common Stock, the number of shares and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust (a "REIT") for federal income tax purposes.

         The applicable Prospectus Supplement will also contain information, where applicable, about certain federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

         The Securities may be offered directly, through agents designated from time to time by the Company or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of the offering of such series of Securities.

                      ------------------------------------


    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
               COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                      ------------------------------------





                        , 1997
-----------------------

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR AN APPLICABLE PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. THIS PROSPECTUS AND ANY APPLICABLE PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THEREOF.


                      ------------------------------------



                                TABLE OF CONTENTS

                                                                         Page
                                                                         ----


Available Information.....................................................  3

Incorporation of Certain Documents by Reference...........................  3

The Company...............................................................  4

Use of Proceeds...........................................................  4

Description of Common Stock...............................................  5

Description of Preferred Stock............................................  6

Provisions of Florida Law................................................. 12

Ratios of Earnings to Fixed Charges....................................... 12

Plan of Distribution...................................................... 13

Experts................................................................... 13

Legal Matters............................................................. 14

                              AVAILABLE INFORMATION

         The Company is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Registration Statement, the exhibits and schedules forming a part thereof and the reports, proxy statements and other information filed by the Company with the Commission in accordance with the Exchange Act can be inspected and copied at the Commission's Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system, and such electronic versions are available to the public at the Commission's World-Wide Web Site, http://www.sec.gov. Furthermore, the Common Stock is listed on the American Stock Exchange and similar information concerning the Company can be inspected and copied at the offices of the American Stock Exchange Inc., 86 Trinity Place, New York, New York 10006-1881.

         The Company has filed with the Commission a registration statement (the "Registration Statement") (of which this Prospectus is a part) under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Securities, reference is hereby made to the Registration Statement and such exhibits and schedules, which may be obtained from the Commission at its principal office in Washington, D.C., upon payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The documents listed below have been filed by the Company under the Exchange Act with the Commission (File No. 1-9997) and are incorporated herein by reference:

         (a)  Annual Report on Form 10-K for the year ended December 31, 1996;

         (b) Definitive proxy statement dated April 18, 1997 relating to the Annual Meeting of Shareholders held on May 20, 1997;

         (c) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997;

         (d) Current Reports on Form 8-K dated December 16, 1996, April 7, 1997 and May 27, 1997; and

         (e) Description of Common Stock contained in Registration Statement on Form 8-A dated August 18, 1988, including any amendments thereto or reports filed for the purpose of updating such description.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing such documents.

         Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in the applicable Prospectus Supplement) or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         Copies of all documents which are incorporated herein by reference (not including the exhibits to such information, unless such exhibits are specifically incorporated by reference in such information) will be provided without charge to each person, including any beneficial owner, to whom this Prospectus is delivered upon written or oral request. Requests should be directed to Koger Equity, Inc., 3986 Boulevard Center Drive, Jacksonville, Florida 32207, Attn: W. Lawrence Jenkins, Vice President and Secretary, telephone number (904) 398-3403.

                                   THE COMPANY

         Koger Equity, Inc. (the "Company") is a self-administered and self-managed equity real estate investment trust (a "REIT") which, as of September 30, 1997, owned, operated and managed 225 office buildings (the "Office Buildings") of which 222 are in office centers (the "Koger Centers") located in 13 metropolitan areas throughout the southeastern and southwestern United States and three of which are outside Koger Centers but in metropolitan areas where Koger Centers are located. The Office Buildings contain approximately 8.2 million net rentable square feet and were on average 92% leased as of September 30, 1997.

         The Company also owned, as of September 30, 1997, approximately 145 acres of unencumbered land held for development (the "Development Land"). A majority of the Development Land adjoins Office Buildings in ten Koger Centers and has infrastructure, including roads and utilities, in place.

         The Company is committed to providing a high level of tenant services, and provides leasing, management and other customary tenant-related services for each of the Koger Centers. In addition, the Company manages for third parties 22 office buildings containing 1.3 million net rentable square feet. Including the Office Buildings, the Company manages a total of 247 office buildings containing approximately 9.5 million net rentable square feet through 16 management offices in eight states. The Company's property management personnel have substantial leasing and marketing experience and have leased, or renewed leases for, approximately 1.9 million square feet of suburban office space during the first nine months of 1997.

         The Company was incorporated in Florida in 1988 for the purpose of investing in office buildings located in suburban office centers throughout the southeastern and southwestern United States. The Company has been self-administered since 1992 and self-managed since December 21, 1993.

         The principal executive offices of the Company are located at 3986 Boulevard Center Drive, Jacksonville, Florida 32207, and its telephone number is
(904) 398-3403. Unless the context indicates otherwise, references in this Prospectus to the Company include all of the Company's subsidiaries.

                                 USE OF PROCEEDS

         Unless otherwise described in the applicable Prospectus Supplement, the Company intends to use the net proceeds from the sale of the Securities to repay certain indebtedness, for working capital and for general corporate purposes, which may include the acquisition of properties and the development, expansion and improvement of certain properties in the Company's portfolio.

                           DESCRIPTION OF COMMON STOCK


GENERAL

         The Amended and Restated Articles of Incorporation of the Company (the "Restated Articles of Incorporation") authorize the issuance of up to 100,000,000 shares of Common Stock. As of September 30, 1997, there were 21,886,921 shares of Common Stock issued and outstanding, and the Company had reserved 1,847,481 of Common Stock for issuance upon the exercise of stock options. In addition, as of September 30, 1997, the Company held 2,987,333 shares of Common Stock in treasury.

         The following description of the Common Stock set forth below is in all respects subject to and qualified in its entirety by reference to the applicable provisions of the Restated Articles of Incorporation and the By-laws of the Company (the "By-laws").

         Holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors of the Company (the "Board of Directors"), out of funds legally available therefor. Upon any liquidation, dissolution or winding up of the Company, holders of Common Stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of the debts and other liabilities of the Company and the preferential amounts owing with respect to any outstanding preferred stock. Although the Company is authorized to issue up to 50,000,000 shares of Preferred Stock, par value $.01 per share, as of the date hereof, the Company has not issued any such shares. The Common Stock possesses ordinary voting rights for the election of directors and in respect of other corporate matters; each share entitles the holder thereof to one vote. Holders of Common Stock do not have cumulative voting rights in the election of directors, which means that holders of more than 50% of all of the shares of Common Stock voting for the election of directors can elect all of the directors if they choose to do so and the holders of the remaining shares cannot elect any directors. Holders of Common Stock generally do not have preemptive rights, which means they have no right to acquire any additional shares of Common Stock that may be issued by the Company at a subsequent date. The outstanding Common Stock is, and, when issued, any Common Stock issued in connection with this Prospectus will be, fully paid and nonassessable.

RESTRICTIONS ON OWNERSHIP

         For the Company to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and its capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Therefore, the Restated Articles of Incorporation contain certain provisions set forth below restricting the ownership and transfer of the Common Stock.

         Upon demand of the Company, each shareholder will be required to disclose to the Board of Directors in writing such information with respect to direct and indirect beneficial ownership of shares of the Company's capital stock as the Board of Directors may deem necessary to comply with provisions of the Code applicable to the Company or to comply with the requirements of any other taxing authority or governmental entity or agency.

         The limitations on ownership of the Company's capital stock may have the effect of discouraging tender offers or other takeover proposals. Such limitations do not apply to cash tender offers in which two-thirds of the outstanding shares of Common Stock not held by the tender offeror are tendered and accepted for cash. In view of the importance to the Company of its tax treatment as a REIT, the Board of Directors believes that such limitations on ownership are necessary.

         The Restated Articles of Incorporation provide, subject to certain exceptions, that no person, or persons acting as a group, may beneficially own more than 9.8% of the shares of Common Stock outstanding at any time. In the event that the Board of Directors believes that the tax status of the Company as a REIT under the Code is jeopardized, including when a holder of Common Stock acquires in excess of 9.8% of the Company's outstanding Common Stock (the "Excess Common Stock"), the Board of Directors may, at its option, redeem a sufficient number of shares of Excess Common Stock to protect and preserve the Company's status as a REIT. Excess Common Stock is, unless waived by the Board of Directors, subject to redemption by the Company at a price per share equal to the average of the closing prices over a 20-day period prior to the redemption date (or, if no such prices are available, as determined by the Board of Directors). From and after the redemption date for any Excess Common Stock, the holder of such Excess Common Stock shall cease to be entitled to any distribution (other than distributions declared prior to the redemption date), voting rights and other benefits with respect to such Excess Common Stock, except the right to receive payment of the redemption price. Any transfer of shares of Common Stock that would prevent continued REIT qualification of the Company shall be void ab initio and any purported acquisition of shares of Common Stock resulting in disqualification of the Company as a REIT will be null and void. The Board of Directors has agreed to waive the transfer and redemption restrictions contained in the Restated Articles of Incorporation, including, without limitation, the ownership limitation on Common Stock, with respect to the shares of Common Stock held by Apollo Real Estate Investment Fund II, L.P. and its affiliates (collectively, "Apollo"). As of September 30, 1997, Apollo held an aggregate of approximately 24.2% of the Common Stock. The Board of Directors has determined that the waiver of such transfer and redemption restrictions for Apollo will not jeopardize the Company's status as a REIT. There are currently three representatives of Apollo on the Board of Directors of the Company.

SHAREHOLDER RIGHTS PLAN

         On September 30, 1990, the Board of Directors adopted a Shareholder Rights Plan (the "Rights Plan"), pursuant to which the Company issued Common Stock purchase rights (the "Common Stock Purchase Rights"). Under the Rights Plan, one Common Stock Purchase Right was issued for each outstanding share of Common Stock held as of October 1, 1990, and one Common Stock Purchase Right attached to each share of Common Stock issued thereafter and will attach to each share of Common Stock issued in the future. The Common Stock Purchase Rights authorize the holders to purchase shares of Common Stock at a 50% discount from market value upon the occurrence of certain events, including, unless approved by the Board of Directors, an acquisition by a person or group of certain levels of beneficial ownership of the Common Stock or a tender offer for the Common Stock. The Common Stock Purchase Rights are redeemable by the Company for $.01 and expire September 30, 2000. One of the events which will trigger the Common Stock Purchase Rights is the acquisition, or commencement of a tender offer, by a person (an Acquiring Person, as defined in the Rights Plan), other than an Exempt Person (as defined in the Rights Plan), the Company or any of its subsidiaries or employee benefit plans, of 15% or more of the outstanding shares of Common Stock. An Acquiring Person who is not an Exempt Person, may not exercise a Common Stock Purchase Right. As of September 30, 1997, Apollo is an Exempt Person under the Rights Plan.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock is First Union National Bank.

                         DESCRIPTION OF PREFERRED STOCK

GENERAL

         The Company is authorized to issue 50,000,000 shares of Preferred Stock, par value $.01 per share, of which no shares were outstanding at September 30, 1997.

         Under the Restated Articles of Incorporation, the Board of Directors is authorized to issue the Preferred Stock from time to time in one or more classes or series and to establish from time to time the number of shares of Preferred Stock to be included in each such class and series and to fix the voting powers, conversion rights, designations, preferences and relative, participating, optional or other special rights, and such qualifications, limitations or restrictions of each such class and series, without any further vote or action by stockholders. Unless otherwise designated in the Restated Articles of Incorporation (including any applicable amendments thereto), all series of Preferred Stock shall constitute a single class of Preferred Stock.

         The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Restated Articles of Incorporation (including any applicable amendments thereto) and the By-laws.

         Subject to limitations prescribed by Florida law and the Restated Articles of Incorporation, the Board of Directors is authorized to fix the number of shares constituting each class or series of Preferred Stock and the designations and powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof, including such provisions as may be desired concerning voting, redemption, dividends, dissolution or the distribution of assets, conversion or exchange, and such other subjects or matters as may be fixed by resolution of the Board of Directors or a duly authorized committee thereof. The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights.

         Reference is made to the applicable Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

                  (a) The title of such Preferred Stock;

                  (b) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

                  (c) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

                  (d) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

                  (e) The procedures for any auction and remarketing, if any, for such Preferred Stock;

                  (f) The provision for a sinking fund, if any, for such Preferred Stock;

                  (g) The provision for redemption, if applicable, of such Preferred Stock;

                  (h) Any listing of such Preferred Stock on any securities exchange;

                  (i) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof);

                  (j) Any other specific terms, preferences, rights (including voting rights), limitations or restrictions of such Preferred Stock;

                  (k) A discussion of federal income tax considerations applicable to such Preferred Stock;

                  (l) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

                  (m) Any limitations on issuance of any Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

                  (n) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

         Unless otherwise specified in the applicable Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (a) senior to all Common Stock, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (b) on a parity with all equity securities issued by the Company, the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (c) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. As used in the Restated Articles of Incorporation for these purposes, the term "equity securities" does not include convertible debt securities.

DIVIDENDS

         Holders of Preferred Stock of any series shall be entitled to receive, when, as and if declared by the Board of Directors, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as shall be fixed by the Board of Directors. Dividends on any series of Preferred Stock will be cumulative from and after the date set forth in the applicable Prospectus Supplement.

         If any shares of the Preferred Stock of any series are outstanding, no full dividends shall be declared or paid or set apart for payment on the Preferred Stock of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless full cumulative dividends have been or contemporaneously are declared and paid for all past dividend periods and a sum sufficient has been set apart for the payment of full dividends on the Preferred Stock of such series for the then current dividend period. When dividends are not paid in full (or a sum sufficient for such payment is not so set apart) upon the shares of Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon shares of Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on the Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of Preferred Stock of such series and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

         Except as provided in the immediately preceding paragraph, unless full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid for all past dividend periods and a sum sufficient has been set apart for the payment of full dividends for the then current dividend period, no dividends (other than in Common Stock or other capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set apart for payment or other distribution shall be declared or made upon the Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any Common Stock or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any monies be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the Company, except
(a) by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation or (b) by a redemption or purchase or other acquisition of Common Stock made for purposes of any employee incentive or benefit plan of the Company or any of its subsidiaries.

         Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

         If so provided in the applicable Prospectus Supplement, the shares of Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

         The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into shares of the applicable capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

         Notwithstanding the foregoing, unless full cumulative dividends on all shares of such series and any other series of Preferred Stock on a parity with such series as to dividends shall have been or contemporaneously are declared and paid for all past dividend periods and a sum sufficient has been set apart for the payment of full dividends for the then current dividend period, no shares of any series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of any series pursuant to any restrictions on ownership set forth herein or in any applicable Prospectus Supplement or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series. If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or any other equitable method determined by the Company.

         Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of a share of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (a) the redemption date;
(b) the number of shares and series of Preferred Stock to be redeemed; (c) the redemption price; (d) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (e) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (f) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any shares of Preferred Stock has been given and if the funds necessary for such redemption have been set apart by the Company in trust for the benefit of the holders of any shares of Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such shares of Preferred Stock, such shares of Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares of Preferred Stock will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

         Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock, Excess Common Stock or any other class or series of capital stock of the Company ranking junior to any series of Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of such series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of any series of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the legally available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of any series of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with such series of Preferred Stock in the distribution of assets upon liquidation, dissolution or winding up, then the holders of such series of Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

         If liquidating distributions shall have been made in full to all holders of shares of any series of Preferred Stock and the holders of any class or series of capital stock ranking on a parity with such series of Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to such series of Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

         Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

         Whenever dividends on any shares of Preferred Stock shall be in arrears for six or more quarterly periods, the holders of such shares of Preferred Stock upon which such voting rights have been conferred (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least 10% of any series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders) or at the next annual meeting of stockholders, and at each subsequent annual meeting until all dividends accumulated on such shares of Preferred Stock for the past dividend periods shall have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment. In such case, the entire Board of Directors will be increased by two directors.

         Under Florida law, notwithstanding anything to the contrary set forth above, holders of each series of Preferred Stock will be entitled to vote as a class upon any proposed amendment to the Restated Articles of Incorporation, whether or not entitled to vote thereon by the Restated Articles of Incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such series, increase or decrease the par value of the shares of such series or change the designations, rights, preferences or limitations of the shares of such series. In addition, unless provided otherwise for any series of Preferred Stock, so long as such series of Preferred Stock remains outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series of Preferred Stock then outstanding, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class),
(a) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into any such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares, or (b) amend, alter or repeal the provisions of the Restated Articles of Incorporation (or any applicable amendments thereto), whether by merger, consolidation or otherwise (each an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, that with respect to the occurrence of any Event, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of the holders of Preferred Stock; and provided, further, that (i) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (ii) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

         The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

         The terms and conditions, if any, upon which shares of any series of Preferred Stock are convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock is convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company and the events requiring an adjustment of the conversion price.

RESTRICTIONS ON OWNERSHIP

         The applicable Prospectus Supplement will set forth any restrictions on ownership applicable to any series of Preferred Stock.

TRANSFER AGENT AND REGISTRAR

         The transfer agent, dividend and redemption price disbursement agent and registrar for shares of each series of the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                            PROVISIONS OF FLORIDA LAW

         The Company is subject to several anti-takeover provisions under Florida law. These provisions permit a corporation to elect to opt out of such provisions in its Articles of Incorporation or (depending on the provision in question) its by-laws. The Company has not elected to opt out of these provisions. The Florida Business Corporation Act (the "Florida Act") contains a provision that prohibits the voting of shares in a publicly-held Florida corporation which are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A control share acquisition is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (a) one-fifth or more but less than one-third of such voting power, (b) one-third or more but less than a majority of such voting power and (c) a majority or more of such voting power.

         The Florida Act also contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless (a) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder, (b) the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years, or (c) the transaction is approved by the holders of two-thirds of the corporation's voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation's outstanding voting shares. A transaction with Apollo would be an "affiliated transaction" under the Florida Act thereby requiring the approval of the holders of two-thirds of the shares of outstanding Common Stock other than the shares held by Apollo.

                       RATIOS OF EARNINGS TO FIXED CHARGES

         The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the periods shown:

            SIX MONTHS
           ENDED JUNE 30,                     YEAR ENDED DECEMBER 31,
           --------------        -------------------------------------------

          1997      1996          1996     1995    1994     1993      1992
          ----      ----          ----     ----    ----     ----      ----

           2.22X     1.54X         1.67X   2.21X    1.17X    1.21X     1.08X


                The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For purposes of computing these ratios, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) before income taxes and extraordinary items. Fixed charges consist of interest costs, whether expensed or capitalized, the interest component of rental expense and amortization of debt discounts and issue costs, whether expensed or capitalized.

                As of the date of this Prospectus, the Company has not issued any Preferred Stock; therefore, the ratios of earnings to combined fixed charges and Preferred Stock dividends are unchanged from the ratios presented in this section.

                              PLAN OF DISTRIBUTION

                The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

                Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may offer and sell the Securities in exchange for one or more of its then outstanding issues of debt or convertible debt securities. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell the Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

                Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities and any discounts, concessions or commissions allowed by underwriters to participating dealers will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

                If so indicated in the applicable Prospectus Supplement, the Company will authorize dealers or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts (the "Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate number of Securities sold pursuant to the Contracts shall not be less nor more than, the amount or number, as the case may be, stated in the applicable Prospectus Supplement. Institutions with whom the Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Company. The Contracts will not be subject to any conditions except (a) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (b) if the Securities not covered by Contracts are being sold to underwriters, the Company shall have sold to such underwriters the number of the Securities less the number thereof covered by the Contracts. The Underwriters and such other agents will not have any responsibility in respect of the validity or performance of such Contracts.

                Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its subsidiaries in the ordinary course of business.

                                     EXPERTS

                The consolidated financial statements and the related financial statement schedules which are incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31,
1996 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon their authority as experts in accounting and auditing.

                With respect to the unaudited interim financial information for the periods ended March 31, 1997 and 1996 and June 30, 1997 and 1996, which is incorporated herein by reference, Deloitte & Touche LLP have applied limited procedures in accordance with professional standards for a review of such information. However, as stated in their reports included in the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and
June 30, 1997 and incorporated by reference herein, they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Deloitte & Touche LLP are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not "reports" or a "part" of the registration statement prepared or certified by an accountant within the meaning of Sections 7 and 11 of the Securities Act.

                                  LEGAL MATTERS

                The validity of the Securities will be passed upon for the Company by Boling & McCart, a professional association, 76 South Laura Street, Suite 700, Jacksonville, Florida 32202. Certain legal matters with respect to the Securities will be passed upon for any underwriters, dealers or agents by Cahill Gordon & Reindel (a partnership including a professional corporation), 80 Pine Street, New York, New York 10005.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION(1):

SEC Registration Filing Fee......................................... $   60,607
Stock Exchange Listing Fee..........................................     30,000
Blue Sky Fees and Expenses..........................................     10,000
Printing and Engraving Costs........................................     50,000
Legal Fees and Expenses.............................................    250,000
Accounting Fees and Expenses........................................     60,000
Transfer Agent Fee..................................................      5,000
Miscellaneous.......................................................     25,000
                                                                     ----------

     Total.......................................................... $  490,607
                                                                     ==========


(1)      All expenses are estimates except for the SEC registration filing fee.

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Restated Articles of Incorporation provide that the Company shall indemnify its officers and directors to the fullest extent permitted by the General Corporation Law of the State of Florida (predecessor statute to the Florida Business Corporation Act) as now or hereafter in force, including the advance of expenses and reasonable counsel fees.

         Section 93 of the Florida Business Corporation Act (Florida Statutes
Section 607.0850) provides that a director, officer, agent and employee of a corporation or its subsidiaries or other affiliates may be indemnified under certain conditions by the corporation against expenses, including attorney's fees, actually and reasonably incurred in connection with the defense or settlement of an action, suit or proceeding, whether civil, criminal, administrative or investigative, to which he becomes a party because he was such director, officer, agent or employee, including expenses reasonably incurred in settlement of any of the aforesaid matters, if the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding determine that the person seeking indemnification acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation.

         Section 607.0850 also provides that the indemnification provided pursuant to above provisions are not exclusive, and a corporation may make any other further indemnification of any of its directors, officers, employees, or agents, under any by-laws, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office. However, indemnification shall not be made to or on behalf of any director, officer, employee, or agent if a judgment or other final adjudication establishes that his actions, or omissions to act, were material to the cause of action so adjudicated and constitute:

         (a) A violation of the criminal law, unless the director, officer, employee, or agent had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful;

         (b) A transaction from which the director, officer, employee or agent derived an improper personal benefit;

         (c) In the case of a director, a circumstance under which certain liability provisions relating to the payment of dividends and asset distributions are applicable; or

         (d) Willful misconduct or a conscious disregard for the best interests of the corporation in a proceeding by or in the right of the corporation to procure a judgment in its favor or in a proceeding by or in the right of a shareholder.

         In addition, the Company carries directors and officers liability insurance.

ITEM 16.   EXHIBITS

  Exhibit Number                       Description
  --------------                       -----------

     4(a)(1)        Amended and Restated Articles of Incorporation of
                    Koger Equity, Inc. incorporated by reference to
                    Exhibit 3(a) to Current Report on Form 8-K dated
                    May 10, 1994 (File No. 1-9997).
     4(a)(2)        By-Laws as Amended and Restated on August 21,
                    1996, of Koger Equity, Inc. incorporated by
                    reference to Exhibit 3(ii) to Current Report on
                    Form 8-K/A dated August 22, 1996 (File No.
                    1-9997).
     4(b)           Common Stock Certificate of Koger Equity, Inc.
                    Incorporated by reference to Exhibit 4(a) to
                    Registration Statement on Form S-11 (Registration
                    No. 33-22890).
     4(c)(1)(A)     Koger Equity, Inc. Rights Agreement (the "Rights
                    Agreement") dated as of September 30, 1990 between
                    the Company and Wachovia Bank and Trust Company,
                    N.A. as Rights Agent ("Wachovia"). Incorporated by
                    reference to Exhibit 1 to a Registration Statement
                    on Form 8-A, dated October 3, 1990 (File No.
                    1-9997).
     4(c)(1)(B)     First Amendment to the Rights Agreement, dated as
                    of March 22, 1993, between the Company and First
                    Union National Bank of North Carolina, as Rights
                    Agent ("First Union"), entered into for the
                    purpose of replacing Wachovia. Incorporated by
                    reference to Exhibit 4(b)(4) of the Form 10-Q
                    filed by the Registrant for the quarter ended
                    March 31, 1993 (File No. 1-9997).
     4(c)(1)(C)     Second Amendment to the Rights Agreement, dated as
                    of December 21, 1993, between the Company and
                    First Union. Incorporated by reference to Exhibit
                    5 to an Amendment on Form 8-A/A, dated December
                    21, 1993, to a Registration Statement of the
                    Registrant on Form 8-A, dated October 3, 1990
                    (File No. 1-9997).
     4(c)(1)(D)     Third Amendment to Rights Agreement, dated as of
                    October 10, 1996, between Koger Equity, Inc. and
                    First Union. Incorporated by reference to Exhibit
                    6 to an Amendment on Form 8-A/A, dated November 7,
                    1996, to a Registration Statement of the
                    Registrant on Form 8-A, dated October 3, 1990
                    (File No. 1-9997).
     4(c)(1)(E)     Fourth Amendment to Rights Agreement, dated as of
                    February 27, 1997, between Koger Equity, Inc. and
                    First Union. Incorporated by reference to Exhibit
                    8 to an Amendment on Form 8-A/A, dated March 17,
                    1997, to a Registration Statement of the
                    Registrant on Form 8-A, dated October 3, 1990
                    (File No. 1-9997).
     4(c)(2)        Form of Common Stock Purchase Rights Certificate
                    (attached as Exhibit A to the Rights Agreement).
                    Pursuant to the Rights Agreement, printed Common
                    Stock Purchase Rights Certificates will not be
                    mailed until the Distribution Date (as defined in
                    the Rights Agreement).
     4(c)(3)        Summary of Common Stock Purchase Rights [attached
                    as Exhibit B to the Rights Agreement, Exhibit
                    4(c)(1)(A)].
     5              Opinion of Boling & McCart (filed herewith).
     12(a)          Calculation of Ratio of Earnings to Fixed Charges
                    (filed herewith).
     12(b)          Calculation of Ratio of Earnings to Fixed Charges
                    and Preferred Stock Dividends (filed herewith).

     15             Letter re: unaudited interim financial information
                    (filed herewith).
     23(a)          Independent Auditors' Consent (filed herewith).
     23(b)          Consent of Boling & McCart (included in Exhibit 5
                    hereto).
     24             Powers of Attorney (included on the signature page
                    hereto).

ITEM 17.   UNDERTAKINGS.

         (a) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors and officers and controlling persons of the Registrant pursuant to the provisions referred to in Item 15 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim against the Registrant for indemnification against such liability (other than the payment by the Registrant of expenses incurred or paid by a director or officer of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director or officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether or not such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c)  The undersigned Registrant hereby undertakes:

                  (i) That for purposes of determining any liability under the Securities Act of 1933, information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                  (ii) That for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (d) The undersigned Registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that subparagraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (e) The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment to this Registration Statement any of the Securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, the 14th day of October, 1997.

                     KOGER EQUITY, INC.

                     By:     Victor A. Hughes, Jr.
                             -------------------------------
                     Victor A. Hughes, Jr.
                     Chairman of the Board of Directors,
                     President and Director

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated. Each person whose signature appears below hereby authorizes Victor A. Hughes, Jr., James C. Teagle, W. Lawrence Jenkins and James L. Stephens, and each of them, as Attorneys-in-Fact, to sign on his behalf individually and in each capacity stated below, and to file any amendments, including Post Effective Amendments, to this Registration Statement.

          SIGNATURE                                  TITLE                            DATE
          ---------                                  -----                            ----

Victor A. Hughes, Jr.              Chairman of the Board of                     October 14, 1997
-------------------------------    Directors, President and Director
Victor A. Hughes, Jr.              (Chief Executive and Financial
                                   Officer)

James C. Teagle                    Executive Vice President and Chief           October 14, 1997
-------------------------------    Operating Officer and Director
James C. Teagle

James L. Stephens                  Vice President (Chief Accounting             October 14, 1997
-------------------------------    Officer)
James L. Stephens

D. Pike Aloian                     Director                                     October 14, 1997
-------------------------------
D. Pike Aloian

Benjamin C. Bishop, Jr.            Director                                     October 14, 1997
-------------------------------
Benjamin C. Bishop, Jr.

Irvin H. Davis                     Director, Vice Chairman of the               October 14, 1997
-------------------------------    Board of Directors
Irvin H. Davis

David B. Hiley                     Director                                     October 14, 1997
-------------------------------
David B. Hiley

John R. S. Jacobsson               Director                                     October 14, 1997
-------------------------------
John R. S. Jacobsson

G. Christian Lantzsch              Director                                     October 14, 1997
-------------------------------
G. Christian Lantzsch

William L. Mack                    Director                                     October 14, 1997
-------------------------------
William L. Mack

Lee S. Neibart                     Director                                     October 14, 1997
-------------------------------
Lee S. Neibart

George F. Staudter                 Director                                     October 14, 1997
-------------------------------
George F. Staudter

S. D. Stoneburner                  Director                                     October 14, 1997
-------------------------------
S. D. Stoneburner